Exhibit 99.11

Investor Relations Contact:	Media Relations Contact:
David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates dwaldman@lhai.com (212) 838-3777	Olessia Sibiriakova HALO Technology Holdings olessia@haloholdings.com (203) 422-2950

FOR IMMEDIATE RELEASE

HALO Technology Holdings to Present at the Roth Capital Partners
18th Annual Growth Conference

GREENWICH, Conn. – February 15, 2006 — HALO Technology Holdings (OTCBB: WARP) an enterprise software holding company, today announced that it will participate in the Roth Capital Partners Growth Conference on February 21st, 2006 in Dana Point, California. Ron Bienvenu, chief executive officer, will present at the conference at 2:30 p.m. Pacific time (5:30 p.m. EST).

A live webcast of the presentation will be accessible via the HALO Technology Holdings website. To access the webcast, visit the Events section on the company’s home page at www.haloholdings.com. A replay of the webcast will be available for 90 days.

About the Roth Capital Partners 18th Annual Growth Stock Conference
Roth Capital Partners will hold its 18th Annual Growth Stock Conference on February 20-22, 2006 at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. Recognized as one of the nation’s largest institutional investor conferences for small and micro cap companies, the conference will feature presentations from 240 companies with an average market of approximately $350 million. Presenting companies will be representative of the technology, consumer, healthcare, and financial services sectors.

About HALO Technology Holdings
HALO Technology Holdings, Inc. is a global provider of a diversified range of standards-based enterprise software applications and on-demand solutions. HALO’s strategy is to acquire and operate both private and public enterprise software companies for sustainable and profitable growth. HALO provides its portfolio companies the resources and flexibility to focus primarily on customer service and product quality. At the same time, HALO seeks to add companies with an established customer base and technologies that can be leveraged across the organization. Everyday, leading corporations across a wide array of industries, including Fortune 1000 corporations, rely on HALO’s portfolio companies to deliver high quality, enterprise class software and services on a global basis. For more information, please see our website at www.haloholdings.com.

HALO Technology Holdings is the operating name of Warp Technology Holdings, Inc. (“HALO” or the “Company’). Shares of HALO are quoted on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “WARP”. Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies, and the success of new initiatives. In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: (i) demand for the Company’s products; (ii) the actions of current and potential new competitors; (iii) changes in technology; (iv) the nature and amount of the Company’s revenues and expenses; and (v) overall economic conditions and other risks detailed from time to time in the Company’s periodic earnings releases and reports filed with the Securities and Exchange Commission (the “Commission”), as well as the risks and uncertainties discussed in the Company’s Annual Report on Form 10-KSB filed with the Commission on September 28, 2005 (the “Form 10-KSB”).